CALECO PHARMA CORP.
103 East Holly Street, Suite 410
National Bank Building
Bellingham, WA 98225
(360) 306-1133

January 21, 2010

Caleco Pharma Corp. Announces
Corporate Alliance with Rearden Health Partners

Bellingham, Washington – (OTCBB: CAEH and Frankfurt: WKN: A0N9Y0 Symbol: T3R.FSE; www.calecopharmacorp.com) Caleco Pharma Corp. (“Caleco Pharma”) is pleased to announce that it has retained Rearden Health Partners, a healthcare media and communications firm that specializes in healthcare product development. This alliance will allow Rearden Health Partners to directly participate in the management of Caleco Pharma’s product licensing, research & development and commercialization activities. In addition, several members of the Rearden Health Partners team will assume executive level roles of Caleco Pharma, participating in general corporate management activites. The senior members of the Rearden team that will work with Caleco each have over 20 years experience in healthcare product development and commercialization and have worked on the launch of over 100 prescription and OTC products since 1975.

“The alliance of Rearden Health Partners and Caleco Pharma will use proprietary communications products, services and strategies with the goal of increasing the value of Caleco’s growing product pipeline and bringing innovative products to market. The approaches we bring to pre-commercialization and commercialization activities build on our many years of industry experience in product development, sales and marketing and are designed to improve the integration of innovative new strategies into traditional product development activities.” said Robert Adler, Co-Founder of Rearden Health Partners.

About Caleco Pharma Corp.

Caleco Pharma is focused on the ongoing research and development of its broad pipeline of over-the-counter and prescription medications including its proprietary “Liver Health Formula” technology designed to treat moderate to severe liver maladies, including Hepatitis C viral infection. In addition Caleco Pharma is developing Food Supplements and over-the-counter Dermatological Products based on the active ingredients found in the Liver Health Formula. To date, Caleco Pharma’s intellectual property covering the Liver Health Formula comprises of patent applications in the United States, Europe and Canada and four European Drug Master File applications.

Caleco Pharma’s shares are traded in the United States on the OTC Bulletin Board (OTCBB: CAEH) and in Germany on the Frankfurt Stock Exchange (WKN: A0N9Y0/ Symbol: T3R.FSE).

This press release may contain, in addition to historic information, forward-looking statements. These statements may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. In particular, there are no assurances that: (i) the United States

Patents and Trademarks Office will grant Caleco Pharma a patent in connection with its current patent applications; (ii) Caleco Pharma will be able to manufacture and produce its products or that its products will be effective; or (iii) it will be able to carry out any pre-clinical or clinical trials of its products. Readers are cautioned not to place undue reliance on the forward-looking statements made in this press release.

Caleco Pharma Corp.

John Boschert, President

Contact:

For more information contact:
Caleco Pharma Corp.
Tel: (360) 306-1133
www.calecopharmacorp.com/